                                                                  Exhibit 10CH





                            CONTRIBUTION AGREEMENT



                                    BETWEEN







                     COLUMBIA GAS TRANSMISSION CORPORATION



                                      AND



                       MILLENNIUM PIPELINE COMPANY, L.P.





                           DATED AS OF JULY 31, 1998

                                     INDEX

ARTICLE I
DEFINITIONS .............................................................      1

ARTICLE II
CONTRIBUTION OF ASSETS ..................................................      3

ARTICLE III
PROCEEDS, EXPENSES AND TAXES ............................................      4

ARTICLE IV
OPERATIONS AND FACILITIES ...............................................      5

ARTICLE V
DISCLAIMER OF ALL WARRANTIES ............................................      5

ARTICLE VI

ENVIRONMENTAL MATTERS ...................................................      6

ARTICLE VII
REPRESENTATIONS AND WARRANTIES ..........................................      8

ARTICLE VIII
INDEMNIFICATION .........................................................     10

ARTICLE IX
CONDITIONS PRECEDENT AND TERMINATION ....................................     11

ARTICLE X
TRANSFER DATE ...........................................................     13

ARTICLE XI
OBLIGATIONS AFTER THE TRANSFER DATE .....................................     14

ARTICLE XII
DOCUMENTATION ...........................................................     15

ARTICLE XIII
MISCELLANEOUS PROVISIONS ................................................     15

Schedule I  -     Actions, Suits, Etc.


                                       -i-
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                             CONTRIBUTION AGREEMENT


      THIS CONTRIBUTION AGREEMENT (this "Agreement") dated as of the 31st day of July, 1998, is by and between COLUMBIA GAS TRANSMISSION CORPORATION, a Delaware corporation ("Columbia"), and Millennium Pipeline Company, L.P., a Delaware limited partnership ("Millennium"). Columbia and Millennium may be referred to herein individually as a "Party" or collectively as the "Parties".

                                    RECITALS:

      A. Columbia owns the Assets located in the State of New York and the Commonwealth of Pennsylvania.

      B. Columbia is a limited partner in Millennium, and pursuant to the Agreement of Limited Partnership of Millennium Pipeline Company, L.P. (the "LP Agreement"), Columbia has the right to contribute the Assets to Millennium as partial consideration for Columbia's limited partnership interest in Millennium.

      C. The Parties desire to set forth the terms and conditions pursuant to which the Assets will be contributed by Columbia to Millennium.

      NOW THEREFORE, in consideration of the premises and of the respective covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

      1.1 Capitalized terms used in this Agreement shall have the following meanings:

            "Abandonment Application" shall mean Columbia's application filed with the FERC in Docket No. CP 98-151-000 for authority, inter alia, to abandon the Assets.

            "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

            "AOC" shall mean the Administrative Order on Consent for Removal Actions, issued by the U.S. Environmental Protection Agency, Regions II, III, IV and V to Columbia, EPA Docket No. III-94-35-DC, with an effective date of February 23, 1995, as amended or supplemented.

            "Assessment Report" shall mean the report prepared by Columbia and approved by EPA regarding the assessment and/or characterization of sites as required by the AOC, including any remedial recommendations.

            "Assets" shall mean (1) all of the pipeline segments, measuring stations and compressor stations listed on pages 3, 4 and 5 of Exhibit Z-1 of the Abandonment Application, as amended or supplemented (the "Facilities"); (2) all appurtenant structures, facilities, equipment, supplies, machinery, fixtures and other items of tangible personal property located at or used to operate, maintain or manage the Facilities, including compression, measuring, regulating, communications, data, computer, laboratory and other equipment, tools, furniture and supplies; (3) all improvements to or replacements of the Facilities prior to the Effective Time, including any overpressure protection facilities constructed by Columbia at or adjacent to the Facilities pursuant to Section 2.55 of the FERC's NGA regulations; (4) all of the real estate owned by Columbia on which any of the Facilities are situated or which is necessary for the operation and maintenance of the Facilities; (5) all of Columbia's right, title and interest in any easements, rights-of-way, leases or other interests in real property on which any Facilities are situated or which are necessary for the operation and maintenance of the Facilities; (6) any and all assignable rights which Columbia may have pursuant to any easements, rights-of-way, leases or other interests in real property to construct, operate and maintain a natural gas pipeline and related facilities on the route approved in the Certificate Approval, as it may be amended; (7) all of the real estate owned by Columbia on which any of the pipeline segments listed on pages 1 and 2 of Exhibit Z-1 of the Abandonment Application, as amended or supplemented (the "Abandoned Facilities"), are situated; (8) all of Columbia's right, title and interest in any easements, rights-of-way, leases or other interests in real property on which any of the Abandoned Facilities are situated; and (9) all assignable rights which Columbia may have pursuant to any easements, rights-of-way, leases or other interests in real property to construct, operate and maintain a natural gas pipeline and related facilities adjacent to the Abandoned Facilities.

            "Certificate Approval" shall mean the Final Order by FERC on Millennium's certificate application pursuant to Section 7(c) of the NGA granting the application and containing terms acceptable to Millennium.

            "Columbia" shall have the meaning set forth in the introductory paragraph hereof.

            "Corridor Assets" shall mean the Assets described in subsections
(7), (8) and (9) of the definition of Assets.

            "COWP" shall mean the Work Plan for Construction and Operations at Work Scope List Facilities, revised March 3, 1995, or the then-current version of the COWP as approved by EPA.

            "Effective Time" shall mean 11:59 p.m., Eastern Time, on the date immediately preceding the date on which the Millennium Pipeline System commences service.

            "Environmental Assessment" shall mean the assessment and/or characterization of locations as required by the AOC.

            "EPA" shall mean the United States Environmental Protection Agency and any successor agency.


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
            "FERC" shall mean the Federal Energy Regulatory Commission and any successor agency.

            "Final Order" shall mean any order no longer subject to further proceedings before the FERC. An order shall be deemed to be a Final Order as of the date rehearing is denied or the date on which the right to seek rehearing expires.

            "LP Agreement" shall have the meaning set forth in the recitals hereof.

            "Millennium" shall have the meaning set forth in the introductory paragraph hereof.

            "Millennium Pipeline System" shall mean the pipeline system and facilities authorized in the Certificate Approval.

            "Net Book Value" shall mean with respect to the Assets the net book value as determined in accordance with FERC accounting standards and requirements, as the same are modified from time to time.

            "NGA" shall mean the Natural Gas Act, 15 U.S.C.A. Section717, et seq.

            "Response Action" shall mean any action required by the EPA pursuant to the AOC.

            "Response Action Completion Final Report" shall mean that document and/or documents which verify Columbia's performance of Response Actions required by the AOC and is/are approved by EPA.

            "Response Action Work Plan" shall mean that document and/or documents that is/are approved by the EPA and which describe(s) the manner in which Response Actions required by the AOC are to be carried out.

            "Transfer Date" shall have the meaning set forth in Section 10.1 hereof.

            "Work Scope List" or "WSL" shall mean the document titled "Work Scope List," dated March 23, 1995, submitted by Columbia to EPA pursuant to the AOC and conditionally approved by EPA on July 12, 1995, as amended or supplemented.

                                   ARTICLE II.
                             CONTRIBUTION OF ASSETS

      2.1 Upon and subject to the terms, conditions, representations and warranties set forth in this Agreement, and except as provided in Article VI hereof, Columbia agrees to assign, transfer and convey the Assets to Millennium and Millennium agrees to take delivery of and accept the assignment, conveyance and transfer of the Assets on the Transfer Date but effective for all purposes as of the Effective Time. Notwithstanding the foregoing, Columbia shall, if requested by Millennium, assign, transfer and convey certain portions of the Assets to Millennium prior to the

Transfer Date. In the event of an assignment, transfer and conveyance prior to the Transfer Date, (a) the Net Book Value of that portion of the Assets assigned, transferred and conveyed shall be determined as of the Effective Time regardless of the actual date of the assignment, transfer and conveyance, (b) Columbia shall have until the Transfer Date to be in compliance with representations contained in Section 7.1(d) hereof, (c) the conditions precedent set forth in Section 9.1(d) hereof shall have occurred and (d) the indemnities of the Parties contained in Sections 6.1(b) and (c) and in Article 8 hereof with respect to such Assets shall commence as of the actual date of the assignment, conveyance and transfer of such Assets to Millennium.

      2.2 The assignment, transfer and conveyance of the Assets shall be subject to the limitations and restrictions, if any, contained in such documents of title, assignment and other similar documents necessary to assign, transfer and convey the Assets to Millennium. The Assets shall be assigned, transferred and conveyed to Millennium subject to the representations and warranties set forth herein. The transfer documents shall reflect Columbia's exceptions to title and reservation of rights as approved by Millennium.

      2.3 The value of the Assets for purposes of determining the consideration for Columbia's contribution to Millennium pursuant to the LP Agreement shall be the Net Book Value of the Assets as of the Effective Time.

      2.4 Anything in this Agreement to the contrary notwithstanding, Millennium
(a) shall, if requested by Columbia, assign, transfer and convey to Columbia the Corridor Assets, at a mutually agreed value, which Columbia represents are necessary for Columbia to maintain natural gas transportation services for its shippers and (b) shall be entitled, at its sole discretion, to assign, transfer and convey to Columbia at no charge or cost to Columbia at any time within two years of the Effective Time any of the Corridor Assets which Millennium chooses not to retain, in which event Columbia agrees to take delivery of and accept such Corridor Assets.

                                 ARTICLE III.
                         PROCEEDS, EXPENSES AND TAXES

      3.1 Ownership, operation and risk of loss of the Assets shall, except to the extent that rights have been retained by Columbia pursuant to Section 2.2 herein, pass from Columbia to Millennium as of the Effective Time. If Columbia, at any time subsequent to the Effective Time, should receive any revenues or other proceeds attributable to any service provided through or by or related to the Assets occurring after the Effective Time, Columbia shall promptly remit all such revenues or proceeds to Millennium. If Millennium at any time subsequent to the Effective Time should receive any revenues or other proceeds attributable to any service provided through or by or related to the Assets for periods prior to the Effective Time, Millennium shall promptly remit all such revenues or proceeds to Columbia.

      3.2 Except for Columbia's environmental obligations contemplated in
Article VI hereof, Millennium shall be responsible for the payment of all costs and expenses, including expenses for all operating and capital expenses attributable to the Assets from and after the Effective Time.


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      3.3 Columbia shall be reimbursed by Millennium for any expenses paid by
Columbia with respect to the Assets for non-environmental matters relating to the period of time on and after the Effective Time.

      3.4 Any and all excise or transfer taxes due and payable as a result of the assignment, transfer and conveyance of the Assets and all sales taxes relating to the assignment, transfer and conveyance of Assets and any recording fees shall be paid by Millennium.

      3.5 All real estate, property and other use or ad valorem taxes assessed against the Assets for the calendar year in which the Transfer Date occurs shall be paid by Columbia when due and payable. Millennium shall reimburse Columbia for Millennium's pro rata share of such taxes for the tax period which includes the Transfer Date within thirty (30) days after receipt of a request from Columbia. This provision shall survive the final settlement provisions of
Article XI hereof.

      3.6 For purposes of federal, state and local income and franchise taxes and other similar taxes, it is the express intent of the Parties that all of Columbia's right, title and interest in the Assets shall pass to Millennium as of the Effective Time, that Millennium shall bear all such taxes attributable to the Assets accruing on and after the Effective Time and that Columbia shall bear all taxes attributable to the Assets accruing prior to the Effective Time.

                                  ARTICLE IV.
                          OPERATIONS AND FACILITIES

      4.1 Columbia agrees that until the Assets are assigned, transferred and conveyed to Millennium it shall continue to maintain the Assets in their present operating condition (reasonable wear and tear excepted) in accordance with Columbia's standard maintenance practices.

      4.2 Columbia shall keep in full force and effect its existing property and liability insurance on the Assets, subject to self-retention limits, until the Transfer Date.

      4.3 Unless (a) this Agreement is terminated pursuant to Section 9.4 hereof or (b) Millennium elects not to proceed with its proposed project, Columbia shall not withdraw the Abandonment Application or amend the Abandonment Application in any manner which could reasonably be expected to have an adverse effect on Millennium.

                                  ARTICLE V.
                         DISCLAIMER OF ALL WARRANTIES

      SUBJECT TO THE PROVISIONS OF ARTICLE VI HEREOF, THE EXPRESS REPRESENTATIONS OF COLUMBIA CONTAINED IN ARTICLE VII HEREOF AND IN THE DOCUMENTS WHICH ASSIGN, TRANSFER AND CONVEY THE ASSETS TO MILLENNIUM ARE EXCLUSIVE, AND COLUMBIA EXPRESSLY DISCLAIMS AND NEGATES, AND MILLENNIUM HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY ITEMS OF EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES ASSIGNED, TRANSFERRED AND


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
CONVEYED AS PART OF THE ASSETS WHICH ARE ASSIGNED, TRANSFERRED AND CONVEYED, AND MILLENNIUM ACCEPTS SUCH ITEMS "AS IS, WHERE IS, WITH ALL FAULTS" AND THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. MILLENNIUM FURTHER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

                                  ARTICLE VI.
                             ENVIRONMENTAL MATTERS

      6.1 Columbia shall have the following environmental obligations with respect to the Assets:

            (a) Columbia is obligated by the AOC to conduct an Environmental Assessment and, if appropriate, to prepare a Response Action Completion Final Report to address environmental conditions at WSL locations, and Columbia and Millennium agree that such work shall be at Columbia's cost and expense. Columbia's obligations and liabilities under the AOC and this Agreement in regard to the Assets which are at WSL locations shall continue until such Environmental Assessment, as evidenced by an Assessment Report, and, if necessary, a Response Action Completion Final Report, are approved by EPA or until such locations are removed from the WSL by EPA.

            (b) Columbia shall conduct an Environmental Assessment of the Assets as required by the AOC, the results of which shall be set forth in an Assessment Report. Columbia shall furnish Millennium with a copy of any such Assessment Report upon its approval by EPA. Columbia shall obtain approval of the Response Action Work Plan from EPA and shall furnish evidence of that approval to Millennium. Following the completion of the Response Actions required by EPA, Columbia shall furnish Millennium a copy of the Response Action Completion Final Report approved by EPA, including evidence of such approval. Such approvals by EPA shall be binding on Millennium. Columbia shall be responsible for and shall indemnify and hold Millennium, its partners, employees, officers, agents, representatives and, if applicable, their respective shareholders, harmless from and against any and all losses, liabilities, claims, demands, suits, judgments, fines, penalties and costs of any kind or character with respect to all environmental conditions related to the Assets to the extent that the environmental conditions arose out of Columbia's ownership, control or operation of the Assets prior to the Effective Time.

            (c) Millennium shall be responsible for and indemnify and hold Columbia, its directors, employees, officers, agents, representatives and shareholders harmless from and against any and all losses, liabilities, claims, demands, suits, judgments, fines, penalties and costs of any kind or character with respect to all environmental conditions related to the
                  Assets: (i) caused by the


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
                  actions or omissions of Millennium or a third party after the Effective Time, including subsequent transferees, whether or not such conditions are located at WSL locations and (ii) to the extent any environmental conditions arise after the Effective Time. The scope of this indemnification shall include, but not be limited to, claims by any governmental or other third party for damages, study or cleanup of the Assets beyond that required under the AOC, and statutory or common law claims of third parties for bodily injury or property damage based on or relating to environmental conditions at or emanating from the Assets.

      6.2 Columbia represents that it has furnished Millennium with true and correct copies of the AOC, the WSL and the COWP. Columbia, as soon as practicable following EPA approval, shall provide Millennium a copy of any changes to the AOC, WSL and COWP. Millennium hereby (a) acknowledges receipt of said copies of the AOC, the WSL and the COWP and (b) accepts and acknowledges that the Assets are subject to regulation under environmental laws of the states in which they are located and of the United States of America.

      6.3 Millennium agrees (a) not to alter the Assets or to take any action with regard to the Assets that would impede Columbia's compliance with the AOC or COWP, and (b) that Millennium's activities and operations of the Assets will be conducted in compliance with the AOC and the COWP.

      6.4 After the Effective Time, for the period required by Columbia to discharge its obligations under this Article VI, upon reasonable notice, Millennium shall provide Columbia, EPA, their employees, agents, representatives and contractors, the right to enter onto and have access to the Assets in accordance with Section 12 of the AOC. In providing such access, Millennium shall not interfere with, delay or prohibit Columbia's compliance with or EPA's exercise of authority under the AOC. Millennium shall cooperate with Columbia and use all commercially reasonable means to provide Columbia and EPA access to the Assets as promptly as possible upon notice.

      6.5 Millennium shall notify Columbia of proposed earth-disturbing activities as defined in the COWP with respect to Assets which are at WSL locations at a time and in a manner to be agreed upon by Columbia and Millennium. Upon such notification, Columbia shall use reasonable efforts to perform the necessary Environmental Assessment and, if necessary, to obtain a Response Action Completion Final Report to address any environmental conditions in accordance with the AOC and COWP prior to Millennium's proposed earth-disturbing activities.

      6.6 Millennium shall notify Columbia at the earliest possible time of its intent to transfer ownership or to delegate material or substantial operation of Assets which are at WSL locations and for which Columbia has not performed an Environmental Assessment and, if necessary, received a Response Action Completion Final Report. Upon such notification, Columbia shall use reasonable efforts to perform Environmental Assessments and remediation, if necessary, prior to such transfer of ownership or operation by Millennium of such Assets. Millennium agrees it shall not transfer ownership or delegate material or substantial operation of Assets which are WSL locations until such time as Columbia has received EPA approval of an Environmental Assessment and, if necessary, a


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
Response Action Completion Final Report or until such locations are removed from the WSL. In the event of any such delegation or transfer, Millennium shall ensure that, as a condition to such transfer or delegation, the transferee or party to whom the operation of the Assets has been delegated shall agree to be bound by the obligations of Millennium under this Article VI. Notwithstanding the preceding sentence, nothing contained herein shall relieve Millennium from such obligations.

      6.7 In the event of a situation occurring at Assets which are at WSL locations where immediate action is required for the protection of life, health or maintenance of physical property, and earth disturbance as defined in the AOC is required to remedy the situation, Millennium shall perform the earth-disturbing activity in accordance with the AOC and the emergency procedures specified in the COWP. Millennium shall immediately notify Columbia of any such situation and shall cooperate with Columbia in regard to such actions necessary to ensure compliance with the AOC and COWP.

      6.8 If Columbia, its employees, agents, representatives or contractors enter upon Millennium's property in order to identify or address any obligations imposed upon Columbia by this Article VI, Millennium shall indemnify Columbia and hold Columbia harmless from any and all claims and liabilities resulting from such claims, asserted by Millennium's employees, representatives, contractors or agents arising from the presence of Columbia or its employees, representatives, contractors or agents on the subject property to identify or address any obligations imposed on Columbia by this Article VI, so long as such claims do not arise from the gross negligence or willful misconduct of Columbia and/or Columbia's employees, agents, representatives or contractors.

      6.9 Columbia reserves the right to negotiate such modifications, amendments or supplements to the AOC, COWP and WSL as it in its sole discretion deems necessary or advisable; provided, however, that Columbia shall not modify, amend or supplement the AOC, COWP or WSL without consulting with Millennium if such modifications, amendments or supplements could reasonably be expected to have an adverse impact on Millennium or the Millennium Pipeline System. Nothing in this Agreement shall be construed to impose a separate, contractual obligation on the part of Columbia to take any action with respect to the Assets that is not required by the AOC, COWP or WSL. With respect to Assets for which a Response Action Completion Final Report has been received or which has been removed from the WSL, nothing in this Agreement shall be construed to impose an obligation upon Columbia to perform any work to comply with new or more stringent environmental standards or requirements as may be incorporated into a subsequent amendment or supplement to the AOC, COWP or WSL.

                                  ARTICLE VII.
                         REPRESENTATIONS AND WARRANTIES

      7.1 As of the Transfer Date, Columbia represents and warrants to Millennium as follows:

            (a) Columbia is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to engage in the business in which it is now engaged.


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
            (b) Columbia has the corporate authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Columbia has been duly authorized by all necessary corporate action and no additional corporate or FERC approvals or authorizations are required in connection with Columbia's execution, delivery and performance of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will violate the articles of incorporation or other governing documents of Columbia or will result in any breach or default under any agreement or other instrument to which Columbia is a party;

            (c) Neither the execution and delivery of this Agreement nor (assuming receipt of a Final Order approving the Abandonment Application) the consummation of the transactions contemplated by this Agreement will violate any statute or regulation applicable to Columbia in any material respect, or any order or decree of any court or governmental authority applicable to Columbia;

            (d) Other than as provided for in Schedule I attached hereto and made a part hereof, as supplemented on the Transfer Date, Columbia (i) has no actual knowledge of any actions, suits or administrative proceedings or investigations pending or threatened against Columbia that relate in any respect to the Assets and is not in default with respect to any order, injunction or decree of any court or governmental department, commission, board or agency relating to the Assets; (ii) has no actual knowledge of any outstanding claims or demands relating to damage to property arising out of Columbia's ownership, operation or maintenance of the Assets; and (iii) has no actual knowledge of and has not received any notice from any governmental body or official thereof of any material violation of any law, order or regulation relating to the ownership, maintenance and operation of the Assets;

            (e) The Assets are owned by Columbia and are being assigned, transferred and conveyed to Millennium free and clear of all claims, mortgages, liens and encumbrances arising by, through or under Columbia, but not further;

            (f) That portion of the Assets consisting of tangible property has been maintained in good repair and working condition, subject to reasonable wear and tear;

            (g) The financial statements used to determine the Net Book Value are complete, true and correct in all material respects;

            (h) That there have not been, except as may have been disclosed to Millennium, any material adverse changes in the condition of Assets between the effective date of this Agreement and the Transfer Date; and

            (i) Columbia has not made any regulatory applications, other than the Abandonment Application, relating to the Assets.

      7.2 As of the Transfer Date, Millennium represents and warrants to Columbia as follows:

            (a) Millennium is a duly organized, validly existing limited partnership in good standing under the laws of the State of Delaware, with full partnership power and authority to engage in the business in which it is now engaged.

            (b) Millennium has the partnership authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Millennium has been duly authorized by all necessary partnership action and no additional partnership or FERC approvals or authorizations are required in connection with Millennium's execution, delivery and performance of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will violate the LP Agreement or other governing documents of Millennium or will result in any breach or default under any agreement or other instrument to which Millennium is a party.

            (c) There are no pending or threatened legal actions or suits with respect to Millennium or its properties and assets which in any way affect consummation of the transactions contemplated hereby and Millennium is not subject to any judgment, order, decree, seizure or lien which would adversely affect the transactions contemplated hereby.

            (d) Except for the Abandonment Application, Millennium has obtained or will be solely responsible for obtaining any permits, licenses or consents required by any governmental authority or other entity in connection with the use and occupancy of the Assets, whether necessary due to the non-transferability of any permit, license or consent comprising the Assets or for any other reason.

            (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, will violate any statute or regulation applicable to Millennium, or any order or decree of any court or governmental authority applicable to Millennium.

                                 ARTICLE VIII.
                                INDEMNIFICATION

      8.1 Millennium shall indemnify, defend and hold Columbia, its employees, directors, officers, agents and its shareholders harmless from and against any and all losses, liabilities, claims, demands, suits, judgments, fines, penalties and costs of any kind or character, whether groundless or not, (a) that accrue or relate to any period of time after the Effective Time with respect to the Assets, (b) that arise from Millennium's failure to comply with Millennium's obligations as set forth herein in Article VI hereof or (c) that result from any material breach by Millennium of any representations, warranties, covenants or agreements which survive the assignment, transfer and conveyance of the Assets to Millennium pursuant to this Agreement. If a claim involves a claim by a third party against Columbia for which Millennium has an indemnification obligation, Millennium may, at its sole discretion and expense, assume the defense of such claim.

      8.2 Columbia shall indemnify, defend, and hold Millennium, its partners, employees, officers, agents, representatives, and, if applicable, their respective shareholders, harmless from and against any and all losses, liabilities, claims, demands, suits, judgments, fines, penalties and costs of any kind or character, whether groundless or not, (a) that accrue or relate to any period of time prior to the Effective Time, (b) that arise from Columbia's failure to comply with Columbia's obligations as set forth in Article VI hereof or (c) that result from any material breach by Columbia of any representations, warranties, covenants or agreements which survive the assignment, transfer and conveyance of the Assets to Millennium pursuant to this Agreement. If a claim involves a claim by a third party against Millennium for which Columbia has an indemnification obligation, Columbia may, at its sole discretion and expense, assume the defense of such claim. Columbia's obligations under this Section 8.2 shall terminate on the date that is two (2) years after the Effective Time, except with respect to its obligations relating to matters arising under Article VI hereof, if any, which shall terminate in accordance with the terms of that section, and provided that Columbia's obligations, if any, under this Section
8.2 shall continue after the expiration of such two (2) year period with respect to claims that were asserted during such two (2) year period and as to which Millennium made a proper claim for indemnification by Columbia under this
Section 8.2 during such two (2) year period.

      8.3 The provisions of this Article VIII shall survive the Transfer Date.

      8.4 Nothing contained in this Article VIII is intended to limit the indemnification obligations of the Parties pursuant to Section 6.1(b) and (c) hereof which shall survive indefinitely.

                                  ARTICLE IX.
                     CONDITIONS PRECEDENT AND TERMINATION

      9.1 All obligations of Columbia under this Agreement are subject to fulfillment of each of the following conditions precedent:

            (a) All of the representations and warranties made by Millennium under Section 7.2 hereof shall be true and correct as of the Transfer Date;

            (b) Millennium shall have performed and complied in all material respects with all agreements, provisions and conditions required by this Agreement to be performed or complied with by Millennium prior to or at the Transfer Date;

            (c) The Certificate Approval shall have occurred;

            (d) Prior to or on the Transfer Date, Columbia shall have: (i) received a Final Order approving the Abandonment Application on terms which are not materially different than those set forth in the Abandonment Application and (ii) received all other necessary regulatory approvals that are required in order for Columbia to consummate the transactions contemplated by this Agreement; and

            (e) Subject to Section 9.3 hereof, there shall be no bona fide suit, action or other proceeding or investigation before any court or before any governmental agency or submission by any governmental agency of information relating to the subject matter of the transactions contemplated by this Agreement nor any other bona fide material claim or demand pending in which the consummation of this Agreement or the transactions contemplated hereby may be restrained, prohibited, invalidated, set aside or delayed in whole or in part.

      9.2 All obligations of Millennium under this Agreement are subject to fulfillment of each of the following conditions precedent:

            (a) All of the representations and warranties made by Columbia under Section 7.1 hereof shall be true and correct as of the Transfer Date;

            (b) Columbia shall have performed and complied in all material respects with all agreements, provisions and conditions required by this Agreement to be performed or complied with by Columbia prior to or on the Transfer Date;

            (c)   Prior to or on the Transfer Date, Columbia shall have received
                  (i) a Final Order approving the Abandonment Application and
                  (ii) all other necessary regulatory approvals that are required in order for Columbia to consummate the transactions contemplated by this Agreement;

            (d) Prior to or on the Transfer Date, Columbia shall have obtained a release of the Assets from Columbia's Wilmington Trust Company mortgage;

            (e) If necessary, Columbia shall have notified the EPA of the transfer contemplated herein thirty (30) days prior to the Transfer Date;

            (f) There shall be no bona fide suit, action or other proceeding or investigation before any court or governmental agency nor any other bona fide material claim or demand, pending in which the consummation of this Agreement or the transactions contemplated hereby may be restrained, prohibited, invalidated, set aside or delayed in whole or in part;

            (g) Millennium has obtained satisfactory financing for the construction of the Millennium Pipeline System; and

            (h) Millennium has constructed all or substantially all of the Millennium Pipeline System.

      9.3 Notwithstanding the provisions of Section 9.1(e) above, the resolution of proceedings before the United States Court of Appeals with respect to one or more petitions for review of a Final Order granting the Certificate Approval and approving the Abandonment Application shall not constitute a condition precedent of Columbia's obligations under this Agreement if Millennium (a) notifies Columbia that all of the conditions precedent set forth in Section 9.2 hereof have been satisfied or waived, (b) indemnifies and holds Columbia, its directors, employees, officers, agents, representatives and shareholders harmless from and against any and all losses, claims, demands, suits, judgments, fines, penalties and costs of any kind or character arising from or relating to the fact that Columbia transferred, conveyed and assigned the Assets to Millennium while any such suit, action or proceeding was pending and (c) provides Columbia with a guaranty or guarantees of the indemnification obligations of Millennium pursuant to this Section 9.3 or other form of credit support from an entity or entities with a rating of BBB or better by Standard & Poor's (or an equivalent rating by another rating agency) acceptable to Columbia.

      9.4 This Agreement may be terminated on the following terms and conditions:

            (a)   By mutual agreement of the Parties;

            (b) By either Party if the conditions set forth in Sections 9.1 and 9.2 hereof are not met or waived by December 31, 2000;

            (c) By Millennium if Millennium elects not to proceed with the construction of the proposed project; and

            (d) By Columbia if Columbia receives a notice from Millennium that Millennium has elected not to proceed with the construction of the proposed project.

                                  ARTICLE X.
                                 TRANSFER DATE

      10.1 The assignment, transfer and conveyance of the Assets shall take place on a date which is not more than ten (10) days after date on which Millennium places the Millennium Pipeline System in service and shall take place at a time and place to be mutually agreed upon between the Parties (the "Transfer Date").

      10.2 On the Transfer Date the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

            (a) Columbia shall execute, acknowledge and deliver to Millennium assignment, transfer and conveyance documents and such other instruments as may be necessary to assign, transfer and convey to Millennium the Assets in the manner contemplated by this Agreement;

            (b) Columbia shall deliver to Millennium possession of the Assets and Millennium shall take possession of the Assets as of the Effective Time; and

            (c) Columbia and Millennium shall prepare a preliminary settlement statement showing all known costs and expenses owed or due at the Transfer Date, subject to the preparation of a final settlement statement to be prepared in accordance with Section
                  11.2 hereof.

                                  ARTICLE XI.
                      OBLIGATIONS AFTER THE TRANSFER DATE

      11.1 Except for the Abandonment Application and as otherwise provided in this Agreement, Millennium shall obtain any permits, licenses or consents required by any governmental authority or other entity in connection with the use and occupancy of the Assets, whether necessary due to the non-transferability of any such permit, license or consent, or for any other reason. The obtaining of any such permits, licenses or consents shall be the sole responsibility and liability of Millennium.

      11.2 Within one hundred eighty (180) days after the Transfer Date, a final settlement statement shall be prepared by Millennium and shall be agreed upon by Millennium and Columbia.

      11.3 If the assignment, transfer and conveyance of the Assets occurs, Millennium and Columbia shall be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution, set-off or recoupment against each other and any and all rights, claims and causes of action they may have against each other arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise; provided, however, that nothing contained herein shall be deemed to constitute a waiver of any rights, claims or causes of action that either Party may have against the other Party for a breach of any of the covenants to be performed by such other Party at any time after the Effective Time or any other provisions of this Agreement that survive the Transfer Date in accordance with Article VIII hereof.

      11.4 If the assignment, transfer and conveyance of the Assets occurs, the sole and exclusive remedy of the Parties with respect to any claim arising out of the assignment, transfer and conveyance of the Assets shall be pursuant to the express provisions of this Agreement. Columbia and Millennium acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Millennium and Columbia waive any right to rescind this Agreement or any of the transactions contemplated hereby. The Parties acknowledge that prior to the Transfer Date there will be no adequate remedy at law for Millennium for a breach of the covenants and agreements of Columbia contained herein. It is accordingly agreed that, in addition to any other remedies that may be available to Millennium upon the breach by Columbia of such covenants and agreements, Millennium shall have the right to obtain injunctive relief to restrain any breach or threatened breach of the covenants or agreements or to otherwise obtain specific performance of any such covenants and agreements.

                                 ARTICLE XII.
                                 DOCUMENTATION

      12.1 Prior to or on the Transfer Date, Columbia, at Millennium's request and expense, shall furnish or make available for inspection and copying to Millennium, its affiliates, partners and their representatives, the following materials:

            (a) Copies of all deeds, leases, easements, rights-of-way, licenses, permits and other grants of rights or authority utilized by Columbia in connection with the construction, operation, repair and maintenance of the Assets;

            (b) Copies of all maps and construction, design, engineering and other data pertinent to the construction, operation, repair and maintenance of the Assets. Such information shall include any U.S. Department of Transportation, Office of Pipeline Safety records and reports, all available records relating to materials, supplies and maintenance work performed and all reports relating to inspection of the Assets;

            (c) All available records relating to assessment, appraisal, entry and payment of taxes relating to the Assets;

            (d) All notices, certificates, orders, fines and other communications from any pertinent government regulatory authority relating to construction, maintenance, repair or operation of the Assets and to compliance with applicable law or regulations; and

            (e) All notices, claims or demands from any person, legal entity, government authority or subdivision relating to the validity of any easement, right-of-way, privilege, license or permit of Columbia in connection with the Assets.

                                 ARTICLE XIII.
                           MISCELLANEOUS PROVISIONS

      13.1 It is the intent of Millennium to acquire and of Columbia to assign, transfer and convey all of Columbia's interest in the Assets except as provided in Article II hereof. In the event that any interest owned by Columbia in the Assets are omitted or incorrectly described herein, the Parties agree to execute the documents necessary to effect the intent stated herein.

      13.2 Except to the extent otherwise provided herein, each Party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

      13.3 Each Party shall cooperate with the other Party in its efforts to obtain any regulatory authorization necessary to consummate the transactions contemplated under this Agreement.

      13.4 All notices, requests, demands, consents, waivers or other communications hereunder shall be in writing and shall be deemed given when delivered personally or upon receipt by the addressee if deposited in the United States first-class mail or United States registered or certified mail, return receipt requested, postage prepaid, as follows:

            If to Millennium to:

                  Millennium Pipeline Company, L.P.
                  c/o Millennium Pipeline Management Company, L.L.C.,
                        General Partner
                  12801 Fair Lakes Parkway
                  P. O. Box 10146
                  Fairfax, VA  22030-0146
                  Attn: Mr. David C. Pentzien
                  Telephone:  (703) 337-3200
                  Telecopy:   (703) 227-3225


            If to Columbia, to:

                  Columbia Gas Transmission Corporation
                  12801 Fair Lakes Parkway
                  Fairfax, VA  22030
                  Telephone:  (703) 227-3200
                  Telecopy:   (703) 227-3225

or to such other address or party at that address as may be designated by prior written notice by the Party entitled to receive such written notice.

      13.5 All section headings are for convenience only and shall in no way modify or restrict any of the provisions thereof.

      13.6 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (without reference to its conflict of laws provisions).

      13.7 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors by law of the Parties; provided, however, that no assignment shall be made without prior written consent of the other Party which consent shall not be unreasonably withheld. This Agreement may not be amended or terminated except by written instrument signed by the Parties or as provided herein.

      13.8 This Agreement was drafted by the joint effort of the Parties and neither Party shall be deemed to have predominated in or controlled the drafting.

      13.9 Nothing in this Agreement shall entitle any person other than the Parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind. There are no intended third-party beneficiaries to this Agreement.

      13.10 This Agreement and the exhibits and schedules hereto collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, and neither of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth.

      13.11 This Agreement may be executed in several counterparts, each of which shall be an original. This Agreement and any counterparts so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      13.12 If any section or provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such section or provision shall survive to the extent enforceable as allowed by law, but the illegality or unenforceability of any such section or provision shall have no effect upon and shall not impair the enforceability of any other section or provision of this Agreement.

      13.13 The obligations of Columbia under this Agreement shall remain in full force and effect if Columbia becomes a "Withdrawing Limited Partner" as that term is defined in the LP Agreement.





               [THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, Columbia and Millennium have caused this Agreement to be executed as of July 31, 1998.

                             COLUMBIA GAS TRANSMISSION
                             CORPORATION

                             By:_________________________________________
                             Printed Name: ______________________________
                             Title: _____________________________________



                             MILLENNIUM PIPELINE COMPANY, L.P.,
                             a Delaware limited partnership

                             By: Millennium Pipeline Management Company, L.L.C., a Delaware limited liability company, its General Partner


                             By: ________________________________________
                                 David C. Pentzien, Chairman




                                SIGNATURE PAGE TO
                             CONTRIBUTION AGREEMENT

                       SCHEDULE I - ACTIONS, SUITS, ETC.


1.    AOC
2.    Mortgage in favor of Wilmington Trust Company